UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 24, 2014

Date of Report (Date of earliest event reported)

Searchlight Minerals Corp.

(Exact name of Registrant as specified in its charter)

Nevada	000-30995	98-0232244
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2360 W. Horizon Ridge Pkwy., Suite #100, Henderson, Nevada 89052

(Address of principal executive offices)

(Zip Code)

(702) 939-5247

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

On October 24, 2014, Searchlight Minerals Corp., a Nevada corporation (“we,” “us,” “our” or the “Company”), closed on the sale of $1,005,700 of our securities (the “First Closing”) of a private placement (the “Offering”) to certain investors, (collectively, the “Purchasers”). The securities were issued in reliance on exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D thereunder. Certain of such Purchasers are holders (“Note Holders”) of our secured convertible promissory notes (“Notes”) that were issued pursuant to a Secured Convertible Note Purchase Agreement entered into on September 18, 2013. We intend to use the net proceeds from the Offering for general working capital purposes. We did not pay any commissions or broker’s fees in connection with the First Closing.

In the First Closing, we sold 5,028,500 “Units,” with each Unit consisting of: one share of the Company’s common stock, $0.001 par value per share; and one half of a common stock purchase warrant, where each full warrant (each, a “Warrant”) will entitle the warrant holder to purchase one share of the Company’s common stock at an exercise price of $0.30 per share. Such Warrants will expire five years from the date of issuance. The price of each Unit (including the value used to determine the cancellation of debt) was $0.20.

Of the 5,028,500 Units, 4,395,000 were sold to 16 investors for gross proceeds of $879,000, and 633,500 Units were issued to 13 Note Holders in consideration of cancellation of an aggregate of $126,700 in debt owing by the Company to such Note Holders for interest payments due on the Notes as of September 18, 2014. Such Note Holders include Luxor Capital Group, LP and certain of its associates and affiliates (collectively, “Luxor”), who received $91,000 worth of Units in the First Closing in consideration of cancellation of the September 18, 2014 interest payment owed to them on their Notes. Luxor and certain other funds managed by Luxor are principal stockholders of the Company and Michael Conboy, one of our directors, currently serves as Luxor’s Director of Research. Following the First Closing, Luxor is the beneficial owner of approximately 19.93% of our common stock (including giving effect to derivative securities or other rights to purchase or acquire shares of our common stock).

Altogether, out of the 16 total Note Holders, 13 Note Holders (including Luxor), participated in the First Closing. In addition to Luxor, affiliates of Martin Oring, one of our directors, and our Chief Executive Officer and President, purchased $100,000 of Units for cash and received an additional $8,225 worth of Units in consideration of the cancellation of the September 18, 2014 interest payment owed on Notes held by such affiliates. The three remaining Note Holders elected to receive their September 18, 2014 interest payment in cash, for an aggregate amount of $13,300.

In addition to the Offering, between September 10, 2014 and September 18, 2014, five Note Holders exercised their option as set forth in the September 18, 2013 Secured Convertible Note Purchase Agreement to purchase $69,000 of additional Notes. Mr. Oring and certain affiliates of Mr. Oring purchased $35,250 of such Notes.

The foregoing descriptions of the terms, conditions and restrictions of the Warrants and Notes do not purport and are not intended to be complete and are qualified in their entirety by the complete texts thereof. A form of the Warrant issued in connection with the sale of Units is attached as Exhibit 10.1 hereto. A form of Note, plus transaction documents related thereto, are filed as Exhibits 10.1 – 10.5 to the Company’s Current Report on Form 8-K filed on September 24, 2013. Please note however that such transaction documents, including without limitation any representations and warranties contained therein, are not intended as documents for investors or the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Form of Warrant, dated October 24, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Dated: October 28, 2014	By:	/s/ Martin B. Oring
Martin B. Oring
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Form of Warrant, dated October 24, 2014

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